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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                              SEPTEMBER RESULTS VS. PLAN            Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                 September 1994       Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $190.8  $200.2   $197.6 $1,267.7 $1,295.6 $1,281.9

FIFO Margin     $              51.3    55.6     54.1    336.8    353.9    344.5
     Margin     %             26.9%   27.8%    27.4%    26.6%    27.3%    26.9%

Total Expenses                 49.2    49.1     51.7    350.5    360.2    360.6

Gain on Dispos. of Properties     -       -        -      3.5      1.9        -
                             ---------------------------------------------------
EBIT                            2.1     6.5      2.4    (10.2)    (4.4)   (16.1)

Net Interest Expense            2.5     2.5      2.9     17.3     18.9     17.7
Non-Cash Inc. Tax Prov.(Ben.)  (0.1)    1.3        -     (5.0)    (3.6)       -
Extra. Chg., net of tax ben.      -       -        -      1.5      1.5        -
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
                             ---------------------------------------------------
Net Income (Loss)             ($0.3)   $2.7    ($0.5)  ($12.0)   ($9.2)  ($33.8)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)      0.1       -        -      0.3      1.5        -
Depr/Amort, LIFO, & other,net   0.1     0.2     (0.4)     2.4      0.5     (2.7)
                             ---------------------------------------------------
EBITDA                         $2.3    $6.7     $2.0    ($7.5)   ($2.4)  ($18.8)
                             ===================================================

BALANCE SHEET SUMMARY:
                                                      Balance at end of Period
                                                      Actual    Plan*  Last Yr**
                                                     ---------------------------
Unrestricted Cash and Cash Equivalents                  $31.5    $27.3    $24.9
Restricted Cash and Cash Equivalents                      0.7      0.6     53.0
Merchandise Inventories, LIFO                           554.3    521.3    575.1
Other Current Assets                                     55.8     48.9     44.5
                                                     ---------------------------
     Total Current Assets                               642.3    598.1    697.5
Net Fixed Assets                                         38.8     50.8     16.3
Other Assets and Deferred Charges                         6.9      5.8        -
                                                     ---------------------------
     Total Assets                                      $688.0   $654.7   $713.8
                                                     ===========================

Trade Accounts Payable                                 $144.8   $122.1   $113.0
Short-Term Debt (Revolver)                              158.2    145.0    148.1
Other Current Liabilities                               171.3    178.3    184.4
                                                     ---------------------------
    Total Current Liabilities                           474.3    445.4    445.5
Long-Term Debt                                           40.7     41.4    121.8
Other Long-Term Liabilities                              50.4     49.1     53.1

Unfavorable Lease Liability                              23.6     23.7     25.8
Fresh-start Excess Net Assets (Negative Goodwill)        50.6     50.7     55.2

Paid-In-Capital                                          73.5     65.8     70.1
Retained Earnings (Deficit)                             (25.1)   (21.4)   (57.7)
                                                     ---------------------------
     Total Stockholders' Equity                          48.4     44.4     12.4
                                                     ---------------------------
    Total Liabilities & Equity                         $688.0   $654.7   $713.8
                                                     ===========================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income and balance sheet summaries represent 309 stores as compared to 305 stores in September 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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